Exhibit 3.29

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TA/DEI-A ACQUISITION CORP.
The name of the Corporation is TA/DEI-A Acquisition Corp. (the “Corporation”) and the Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on December 21, 2010. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the certificate of incorporation of the Corporation and declaring said amendment to be advisable and in the best interests of the stockholders of the Corporation. The requisite number of stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the certificate of incorporation of the Corporation as follows:
Article FOURTH is hereby deleted in its entirety and replaced with the following:
“FOURTH. Simultaneously with the effectiveness of the filing hereof with the Secretary of State of the State of Delaware (the “Effective Time”), each one thousand (1,000) shares of Common Stock, par value $0.0001 per share, of the Corporation (the “Old Common Stock”) issued and outstanding at such time shall be combined into one (1) share of Common Stock, par value $0.0001 per share, of the Corporation ( the “New Common Stock”), without any further action by the holders of such shares of Old Common Stock (the “Reverse Split”). The issuance of fractional shares shall be permissible in accordance with the Delaware General Corporation Law and the By-Laws of the Corporation. Each holder of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Effective Time, be entitled to receive, upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates representing shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are split under the terms hereof. The New Common Stock issued in the Reverse Split shall have the same rights, preferences and privileges as the Old Common Stock.
The total number of shares of stock which the Corporation is authorized to issue is 1,000 share of Common Stock, par value $0.0001 per share.
[Signature page to follow]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this 31st day of July, 2013.

By:	/s/ William D. Christ
Name: William D. Christ
Title: President

CERTIFICATE OF INCORPORATION
OF
TA/DEI-A ACQUISITION CORP.
FIRST: The name of this corporation shall be TA/DEI-A Acquisition Corp. (the “Corporation”).
SECOND: The Corporation’s registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and its registered agent at such address is: The Corporation Trust Company.
THIRD: The purpose or purposes of the Corporation shall be to carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 1,000,000 shares of Common Stock, par value $0.0001 per share.
FIFTH: The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS

Judith B. Phillips	Goodwin Proctor LLP Exchange Place Boston, MA 02109
SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.
SEVENTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.
EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director any improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Certificate of Incorporation to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. No amendment, modification or repeal of this Article EIGHTH shall adversely affect the rights and protection afforded to a director of the Corporation under this Article EIGHTH for acts or omissions occurring prior to such amendment, modification or repeal.

NINTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.
TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such comprise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders , of this Corporation, as the case may be, and also on this Corporation.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed, and acknowledged this Certificate of Incorporation this 21st day of December 2010.

/s/ Judith B. Phillips
Judith B. Phillips
Sole Incorporator